Exhibit 21

GEORGIA GULF CORPORATION

Subsidiaries—As of February    , 2012

Company Name		Jurisdiction of Incorporation
1.	Georgia Gulf Corporation	Delaware
2.	1299239 Ontario Limited [HoldCo.]	Ontario
3.	6630987 Canada Inc. [Vaughan East]	Canada
4.	6632149 Canada Inc.	Canada
5.	Advanced Profiles, S.A. de C.V.	Mexico
6.	Bluegrass Products, LLC	Delaware
7.	Dartmouth Extrusions Limited	Ontario
8.	Georgia Gulf Chemicals & Vinyls, LLC	Delaware
9.	Georgia Gulf Lake Charles, LLC	Delaware

10.	Great River Oil & Gas Corporation	Delaware

11.	Royal Window and Door Profiles Plant # 13	Pennsylvania
12.	Royal Window and Door Profiles Plant # 14	Washington

13.	Le-Ron Plastics Inc.	British Columbia
14.	Novo Capital, Inc.	Nevada
15.	Novo Management Inc.	Nevada
16.	PHH Monomers, LLC	Louisiana
17.	Plastic Trends, Inc.	Michigan
18.	RBS (U.S.A.) Limited	Delaware
19.	Rome Acquisition Holding Corp.	Nova Scotia ULC
20.	Rome Delaware Corporation	Delaware

21.	Royal Group Sales (USA) Limited	Nevada
22.	Royal Group, Inc.	Canada
23.	Royal Mouldings Limited	Nevada
24.	Exterior Portfolio, LLC, (Acquired by Royal Mouldings Limited, on February 9,2011)	Ohio
25.	Royal Outdoor Products, Inc.	Indiana
26.	Royal Plastics Group (U.S.A.) Limited	Delaware
27.	Royal Railings, LLC	Pennsylvania
28.	Royal Ventures Construction & Development, Inc. (in the process of being sold)	Philippines
29.	Royal Ventures Land Holdings Corp. (in the process of being sold)	Philippines
30.	Royal Vinylbilt Limited	Ontario
31.	Royal Window Coverings (USA) L.P.	Texas
32.	Roybridge Financing Trust	Quebec

33.	Vinyl Solutions, LLC	Delaware